Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No.1 to the Registration Statement on Form S-3 of our report dated February 26, 2016 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in L-3 Communications Holdings, Inc. and L-3 Communications Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 29, 2016